FORM 4                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[X] Check this box if no                                   Washington, D.C. 20549
longer subject to Section                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
16. Form 4 or Form 5                  Filed pursuant to Section 16(a) of the Securities Exchange Act of
obligations may continue.             1934, Section 17(a) of the Public Utility Holding Company Act of
See Instruction 1(b).                    1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)


1. Name and Address of              2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting Person(s) to
   Reporting Person*                   The Cooper Companies, Inc. (COO)                        Issuer (Check all applicable)
Cooper Life Sciences, Inc.                                                                 ___ Director          X  10% Owner
(Last)   (First)   (Middle)                                                                                     ___
                                                                                           ___ Officer (give    ___ Other (specify
                                                                                                        title              below)
160 Broadway                                                                                            below)
   (Street)                         3. IRS or Social          4. Statement for
                                       Security Number of        Month/Year
                                       Reporting Person          July 1997
                                       (Voluntary)
                                       94-2563513
                                                              5. If Amendment,          7. Individual or Joint/Group Filing
                                                                 Date of Original          (Check Applicable Line)
                                                                 (Month/Year)              ___ Form filed by One Reporting Person
New York,          NY       10038
(City)           (State)     (Zip)                                                         ___ Form filed by more than One
                                                                                               Reporting Person

 Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1. Title of Security  2. Transaction     3. Transaction  4. Securities Acquired (A)  5. Amount of   6. Ownership    7. Nature
   (instr. 3)            Date (Month/       Code            or Disposed of (D)          Securities     Form: Direct    of Indirect
                         Day/Year)          (Instr. 8)      (Instr. 3, 4 and 5)         Beneficially   (D) or          Beneficial
                                                                                        Owned at End   Indirect (I)    Ownership
                                           Code    V        Amount   (A) or Price       of Month       (Instr. 4)      (Instr.4)
                                                                     (D)                (Instr. 3
                                                                                        and 4)
_________________________________________________________________________________________________________________________________
Common Stock, par       07/01/97           S                 15,000          D        23.375
  value $.10 per        07/01/97           S                 15,000          D        23.50
  share                 07/02/97           S                  7,200          D        23.625
                        07/03/97           S                  7,800          D        23.625
                        07/03/97           S                  1,400          D        23.75
                        07/07/97           S                 13,600          D        23.75
                        07/08/97           S                 15,000          D        23.875
                        07/08/97           S                 15,000          D        24.00
                        07/08/97           S                 15,000          D        24.125
                        07/08/97           S                  1,400          D        24.25
                        07/09/97           S                 13,600          D        24.25
                        07/10/97           S                 15,000          D        24.375
                        07/10/97           S                 15,000          D        24.50
                        07/10/97           S                 13,600          D        24.625
                        07/11/97           S                  1,400          D        24.6875
                        07/11/97           S                    400          D        24.75
                                                                                                 1,192,133           D


















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (over)

                            (Print or Type Responses)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls warrants, options, convertible securities)

_______________________________________________________________________________________________________________________________
1. Title of Derivative Security     2. Conversion   3. Transaction    4. Transaction  5. Number of Derivative   6. Date
    (Instr. 3)                          or Exercise    Date              Code            Securities Acquired       Exercisable
                                        price of        (Month/           (Instr. 8)      (A) or Disposed of       and
                                        Derivative      Day/                              (D) (Instr. 3, 4 and     Expiration
                                        Security        Year)                              5)                      Date
                                                                                                                   (Month/
                                                                                                                   Day/
                                                                                                                   Year)
                                                                                                               Date     Expira-
                                                                                                               Exer-    tion
                                                                      Code   V         (A)              (D)    cisable  Date
_______________________________________________________________________________________________________________________________



_______________________________________________________________________________________________________________________________
1. Title of Derivative Security     7. Title and    8. Price of       9. Number of            10. Ownership     11. Nature
    (Instr. 3)                          Amount of      Derivative        Derivative               Form of           of Indirect
                                        Underlying     Security          Securities               Derivative        Beneficial
                                        Securities     (Instr. 5)        Beneficially             Security:         Ownership
                                        (Instr. 3                        Owned at                 Direct (D)        (Instr. 4)
                                        and 4)                           End of                   or
                                                                         Month                    Indirect (I)
                                    Title  Amount or                     (Instr. 4)               (Instr. 4)
                                           Number of
                                            Shares
_______________________________________________________________________________________________________________________________





_______________________________________________________________________________
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                          /s/ Steven Rosenberg             August 6, 1997
                        _______________________________    ______________
                        **Signature of Reporting Person      Date
                        Steven Rosenberg
                        Vice President                       Page 2

                                                    SEC 1474 (7-96)